Independent Auditors' Report
To the Shareholders and the
Dreyfus/Laurel Funds, Inc.:

In planning and performing our audits of the financial statements and the financial highlights of the Dreyfus/Laurel Funds, Inc.
comprised of Dreyfus Premier Limited Term Income
Fund, Dreyfus Premier Balanced Fund, Dreyfus
Premier Midcap Stock Fund, Dreyfus Premier Large
Company Stock Fund, Dreyfus Premier Small Cap
Value Fund, Dreyfus Premier Tax Managed Growth Fund,
Dreyfus Disciplined Stock Fund, Dreyfus BASIC S&P
500 Stock Index Fund, Dreyfus Bond Market Index Fund,
Dreyfus Municipal Reserves, Dreyfus U.S.
Treasury Reserves, Dreyfus Money Market Reserves,
Dreyfus Institutional Prime Money Market Fund,
Dreyfus Institutional Government Money Market Fund, and Dreyfus Institutional U.S. Treasury
Money Market Fund) (the "Funds") for the year ended October 31, 2002, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and their operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of October 31, 2002.

This report is intended solely for the information and use of management, the Board of Directors of the Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


KPMG, LLP
New York, New York
December 9, 2002